Exhibit (n.3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Board of Directors and Shareholders

of SuRo Capital Corp. (f/k/a Sutter Rock Capital Corp.):

We have audited the consolidated statements of assets and liabilities of Sutter Rock Capital Corp. and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2019, and the related consolidated statement of operations, changes in net assets, cash flows, and financial highlights for the year then ended and have issued our report theron dated March 13, 2020, which contained an unqualified opinion on those consolidated financial statements. The supplemental financial information set forth under the heading “Senior Securities” as of December 31, 2019 appearing on page 23 of the Prospectus has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Marcum LLP

San Francisco, California

July 2, 2020